Exhibit 4.8

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED

PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of February [●], 2022, Flowers Foods, Inc. (the “company,” “Flowers Foods,” “us,” “we,” or “our”) has one class of securities, our common stock, registered under Section 12 of the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.8 is a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of the Georgia Business Corporation Code (“GBCC”) for additional information.

Authorized Shares of Capital Stock

Flowers Foods’ authorized capital stock consists of 500,000,000 shares of common stock having a par value of $0.01 per share and 1,000,000 shares of preferred stock. The preferred stock of which (a) 200,000 shares have been designated by the Board of Directors as Series A Junior Participating Preferred Stock, having a par value per share of $100 and (b) 800,000 shares of preferred stock, having a par value per share of $0.01, have not been designated by the Board of Directors. No shares of preferred stock have been issued by Flowers Foods.

Voting Rights

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders and do not have preemptive rights or cumulative voting rights.

Dividends

Subject to preferential rights of any issued and outstanding preferred stock, including the Series A Junior Participating Preferred Stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of the company out of funds legally available.

Liquidation Rights

In the event of a liquidation, dissolution, or winding-up of the company, holders of common stock are entitled to share ratably in all assets of the company, if any, remaining after payment of liabilities and the liquidation preferences of any issued and outstanding preferred stock, including the Series A Junior Participating Preferred Stock.

Listing

Our common stock is listed on the New York Stock Exchange (NYSE) under the trading symbol “FLO.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company.

Certain Provisions of the Articles of Incorporation, the Bylaws and Georgia Law

Advance Notice of Proposals and Nominations

The Bylaws establish an advance notice procedure for shareholder proposals to be brought before a meeting of shareholders and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. As described more fully in the Bylaws, only such business may be conducted at a meeting of shareholders as has been brought before the meeting by, or at the direction of, our Board of Directors, or by a shareholder who has given to the Corporate Secretary timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. The presiding officer at a shareholders meeting has the authority to make these determinations. Only persons who are nominated by, or at the direction of, our Board of Directors, or who are nominated by a shareholder who has given timely written notice, in proper form, to the Corporate Secretary prior to a meeting at which directors are to be elected will be eligible for election as our directors.

Shareholder Action by Written Consent

Our Articles of Incorporation provides that any shareholder action by written consent must be effected by holders of at least 75% of the voting power of our then outstanding common stock.

Preferred Stock

As discussed above, our Articles of Incorporation authorize the issuance of preferred stock in one or more series. Undesignated preferred stock may enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock. In some instances, the preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that the Board of Directors opposes.

Anti-Takeover Effects of Georgia Law

We have elected in our Bylaws to be subject to the Fair Price and Business Combination provisions of the GBCC.

Under the Fair Price provision, in addition to any vote required by law or by our Articles of Incorporation, “business combinations” with an “interested shareholder” must be:

•	unanimously approved by “continuing directors,” if such continuing directors constitute at least three members of the Board of Directors at the time of the approval, or
•

recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the “interested shareholder,” who is, or whose affiliate is, a party to the business combination.

Under the Business Combinations provision, we are generally prohibited from entering into business combination transactions with any “interested shareholder” for a five-year period following the time that such shareholder became an interested shareholder unless:

•	prior to such time, the Board of Directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;
•

in the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the outstanding voting stock of the corporation which was not held by directors, officers, their affiliates or associates, subsidiaries or specified employee stock plans of the corporation; or

•

after becoming an interested shareholder, that shareholder acquired additional shares resulting in that shareholder owning at least 90% of the outstanding voting stock of the corporation, excluding shares held by directors, officers, their affiliates or associates, subsidiaries or specified employee stock plans of the corporation, and the business combination was approved by a majority of voting stock not held by the interested shareholder, directors, officers, their affiliates or associates, subsidiaries or specified employee stock plans of the corporation.

Under the GBCC, repeal of the bylaws subjecting us to these provisions requires the affirmative vote of (i) at least 2/3 of the continuing directors, (ii) a majority of the shares of Flowers Foods other than shares beneficially owned by any interested shareholder and affiliates and associates of any interested shareholder, and (iii) 66 2/3% of the voting power of the then outstanding shares of Flowers Foods common stock and preferred stock voting together, to the extent shares of preferred stock have been afforded voting rights. A “continuing director” means (i) any director who is not an affiliate or associate of an interested shareholder or its affiliates other than Flowers Foods or our subsidiaries and who was a director prior to the date the shareholder became an interested shareholder, and (ii) any successor to that director who is not an affiliate or associate of an interested shareholder or its affiliates other than Flowers Foods or our subsidiaries and who is recommended or elected by a majority of all the continuing directors. An “interested shareholder” includes any person other than Flowers Foods or our subsidiaries that (i) with its affiliates, beneficially owns or has the right to own 10% or more of the outstanding voting power of Flowers Foods, or (ii) is an affiliate of Flowers Foods and has, at any time within the preceding two-year period, been the beneficial owner of 10% or more of the voting power of Flowers Foods.